Exhibit 10.37

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT is made as of the 27th day of June 2005, by and between WORLDWIDE WYNN, LLC (“Employer”) and SCOTT PETERSON (“Employee”).

Employer and Employee hereby supplement the Employment Agreement between them as of June 27, 2005 (this “Employment Agreement”) by adding the following provision:

NORMAL WORKING HOURS. Employee’s normal working days shall not exceed six (6) days per calendar week. Employee’s working hours shall be flexible, meaning that Employee shall be required to work such number of hours as shall be required to fully carry out Employee’s duties and responsibilities under this Agreement. Employee acknowledges and expressly agrees that such working hours were considered in the negotiations between Employer and Employee concerning the Base Salary set forth in Section 7(a) of this Employment Agreement. Employee further acknowledges and expressly agrees that, notwithstanding the other items of compensation set forth in this Employment Agreement, the Base Salary set forth in Section 7(a) provides full and adequate compensation for all of the hours Employee shall be required to work to fully carry out Employee’s duties and responsibilities under this Employment Agreement.

The parties acknowledge that this Employment Agreement is being modified only by adding the above provision, and agree that nothing else in the agreement shall be affected by this Addendum.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

WORLDWIDE WYNN, LLC,		EMPLOYEE

By Wynn Resorts, Limited
Its Sole Member

By:	/s/ Stephen A. Wynn	/s/ Scott Peterson
	Stephen A. Wynn	Scott Peterson
	Chief Executive Officer	Employee # 000034